PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. announces first quarter financial information.

JACKSONVILLE BEACH, FLORIDA, May 5, 2005

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces first quarter 2005 financial results.

Atlantic BancGroup reports that it posted net income of $280,000 for the first quarter of 2005, compared to net income of $194,000 for the same period of 2004, an increase of $86,000 or 44.3%.

Fully diluted earnings per share in the first quarter of 2005 were at $.22, compared to $.16 for the same period of 2004.

Consolidated total assets at March 31, 2005 reached $190.2 million, an increase of 15.6% over the period end March 31, 2004. Consolidated deposits and consolidated net loans grew 14.2% and 23.1%, respectively, over the same period, with consolidated deposits at $150.3 million and consolidated net loans at $130.5 million at March 31, 2005.

Atlantic BancGroup, Inc. is a publicly-traded bank holding company, trading on the NASDAQ Small Cap Market, symbol ATBC.

Further information may be obtained by contacting David L. Young, EVP/CFO at 904-247-4092, #125.